EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-173171 of Huntington Ingalls Industries, Inc. on Form S-8 of our report dated June 10, 2016, relating to the financial statements and supplemental schedule of the Huntington Ingalls Industries, Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees (which report expresses an unqualified opinion and contains an emphasis of matter paragraph related to the adoption of Financial Accounting Standards Board Accounting Standards Update (“ASU”) No. 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) and ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): Part (I) Fully Benefit Responsive Investment Contracts, Part (II) Plan Investment Disclosures, Part (III) Measurement Date Practical Expedient, appearing in this Annual Report on Form 11-K of the Huntington Ingalls Industries, Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Richmond, Virginia
June 10, 2016